Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Independence Realty Trust, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑196033) on Form S-3 and (No. 333-191612) on Form S-8 of Independence Realty Trust, Inc. of our reports dated March 11, 2016, with respect to the consolidated balance sheets of Independence Realty Trust, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows, for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appears in the December 31, 2015 annual report on Form 10‑K of Independence Realty Trust, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 11, 2016